Exhibit 10.1


                                                               December 15, 2005

Mr. Raymond E. Bartholomae
28223 Gray Barn Lane Lake
Barrington, Illinois 60010

         Re:  Employment Agreement Amendment
              ------------------------------

Dear Ray:

                  This Letter Agreement confirms the understanding reached between you and Dayton Superior Corporation, an Ohio corporation (the "Company"), regarding the terms of your employment with the Company. This Letter Agreement constitutes an amendment to that certain Letter Employment Agreement by and between you and the Company dated as of August 13, 2003 (the "Employment Agreement"), which is attached hereto as Exhibit A.

         1. You and the Company acknowledge and agree that, notwithstanding anything to the contrary in the Employment Agreement, you shall be entitled to receive severance payments and benefits set forth in Section 3 of the Employment Agreement if your employment with the Company is terminated for "Good Reason" as defined in Section 2, below.

         2. You shall have "Good Reason" to resign your employment with the Company if (a) the Company provides that your primary direct reporting responsibility is to any person other than the Company's Chief Executive Officer, (b) your annual base salary is reduced below your current annual base salary of $260,000 or (c) your bonus target opportunity is reduced below your current bonus target opportunity of 50% of base salary; provided, however, that notwithstanding the foregoing you may not resign your employment for Good Reason unless: (y) you provide the Company with at least 30 days prior written notice of your intent to resign for Good Reason (which notice is provided not later than the 30th day following the occurrence of the event constituting Good Reason) and (z) the Company has not remedied the alleged violation(s) within the 30-day period.

         3. You and the Company acknowledge and agree that as a condition precedent to your receipt of any severance payments and benefits set forth in
Section 3 of the Employment Agreement you shall be required to enter into a waiver and release of claims agreement in the Company's customary form.

         4. You and the Company acknowledge and agree that, except as provided by this Letter Agreement, the Employment Agreement shall remain in full force and effect.

                            [signature page follows]

                  Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to me. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and legally binding on you and the Company. This Letter Agreement shall be governed and construed under the internal laws of the State of Ohio and may be executed in several counterparts.

Very truly yours,

By:  /s/ Eric R. Zimmerman

Eric R. Zimmerman
President and Chief Executive Officer


Agreed and Accepted:


/s/  Raymond E. Bartholomae

Raymond E. Bartholomae